Exhibit 10.4
THE NEWALLIANCE BANK 401(k) PLAN
AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PREAMBLE

This 401(k) Plan Amended and Restated Supplemental Executive Retirement Plan (“Plan”) of NewAlliance Bank (the “Bank”) is adopted effective as of September 25, 2007.  The Plan was initially adopted effective as of April 1, 2004.  The Plan as amended and restated shall in all respects be subject to the provisions set forth herein.

This Plan is being amended and restated to comply with the requirements of Section 409A of the Code and the regulations issued thereunder.  No benefits payable under this Plan shall be deemed to be grandfathered for purposes of Section 409A of the Code.

The Plan shall at all times be characterized as a “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and any regulations relating thereto.  The Plan has been and shall continue to be operated in compliance with Section 409A of the Code.  The Plan is an unfunded plan for tax purposes.  The provisions of the Plan shall be construed to effectuate such intentions.

PURPOSE

The Plan is established and maintained by the Bank for the purpose of permitting one or more of its officers listed in Appendix A attached hereto who participate in The NewAlliance Bank 401(k) Plan (the “401(k) Plan”) to receive retirement and savings benefits pursuant to this Plan in excess of the limitations imposed by Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Code.

Accordingly, the Bank hereby adopts this amended and restated Plan pursuant to the terms and provisions set forth below:

ARTICLE I

DEFINITIONS

In addition to those terms defined above, the following terms shall have the meanings hereinafter set forth whenever used herein:

1.1.           “401(k) Allocation” means the retirement and savings benefit allocable to the individual account of a participant in the 401(k) Plan pursuant to Article IV of the 401(k) Plan and Section 4.1(a) of the ESOP.

1.2.           “Accumulation Account.” means the account maintained on the books of the Bank for each Participant with respect to the Plan.  Each Participant’s Accumulation Amount shall consist of the following sub-Accounts: (i) a Stock Units Account, a sub-account that is credited with Stock Units; and (ii) such other sub-accounts as may be necessary to reflect allocations under the Plan and such further sub-Accounts as the Committee may deem necessary.  The Stock Units Account (i) may not be diversified; (ii) must remain at all times credited with units that represent Company Common Stock; and (iii) must be distributed solely in the form of Company Common Stock.  A Participant’s Accumulation Account shall be utilized solely as a device for the measurement and determination of any benefits payable to the Participant pursuant to this Plan.  A Participant shall have no interest in his Accumulation Account, nor shall it constitute or be treated as a trust fund of any kind.

1.3.           “Board” means the Board of Directors of the Bank.

1.4.           “Change in Control” means a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

1.5.           “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.6.           “Committee” shall mean the Compensation Committee of the Board.

1.7.           “Company” means NewAlliance Bancshares, Inc. or any successor thereto.

1.8.           “Company Common Stock” means shares of common stock of the Company.

1.9.           “Disability” means in the case of any Participant that the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or the Bank.

1.10.           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations relating thereto.

1.11.           “ESOP” means the NewAlliance Bancshares, Inc. Employee Stock Ownership Plan.

1.12.           “Participant” means a salaried employee of the Bank who is a participant in the 401(k) Plan, who is a member of a select group of management or highly compensated employees within the meaning of ERISA, and who is selected by the Board to participate in the Plan in accordance with Article II hereof.

1.13.            “Plan Year” means the 12 consecutive month period ending December 31 of each year, except that the initial Plan Year shall commence on April 1, 2004 and end on December 31, 2004.

1.14.            “Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to the Company and the Bank.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

1.15.             “Stock Units” means shares of Company Common Stock, with each Stock Unit representing one share of Company Common Stock.

1.16.              “Supplemental Savings Deferred Allocation” shall mean the dollar amount allocated to a Participant’s account pursuant to Section 3.1 of the Plan.

ARTICLE II

ELIGIBILITY

A salaried employee of the Bank who is eligible to receive the benefit of a 401(k) Allocation, the total amount of which is reduced by reason of the limitation on compensation or annual additions for the purpose of calculating allocations pursuant to Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Code, shall be eligible to be selected by the Board of Directors of the Bank to participate in the Plan.

ARTICLE III

SUPPLEMENTAL CONTRIBUTIONS

3.1.           Supplemental Savings Deferred Allocation.

A Participant in the Plan shall receive a Supplemental Savings Deferred Allocation each year effective as of the last day of the Plan Year.  The dollar amount of the Supplemental Savings Deferred Allocation allocable to a Participant with respect to a given Plan Year shall be calculated as set forth below:

(a)           The matching contribution which would have been allocated to the Participant for the Plan Year, as determined by multiplying the Participant's compensation (as such term is defined in the 401(k) Plan but without giving effect to the limitation imposed by Section 401(a)(17) of the Code) for the Plan Year by a percentage equal to the matching contribution the Participant was entitled to under the 401(k) Plan and Section 4.1(a) of the ESOP, but without giving effect to the limitations imposed by Sections 401(k)(3), 401(m), 402(g) and 415 of the Code; less

(b)           The matching contribution actually allocated to the account of the Participant in the ESOP (pursuant to the terms of the 401(k) Plan and the ESOP) for the Plan Year.

Supplemental Savings Deferred Allocations made for the benefit of a Participant for any Plan Year shall be credited to a Stock Units Account maintained under the Plan in the name of each Participant.

Article IV

ACCUMULATION ACCOUNT

4.1.           Determination of Accumulation Account.  Amounts credited under this Plan will be credited to a Stock Units Account for each Participant.  The Participant's ultimate deferred compensation payments shall be based on the aggregate value of the Stock Units accrued in the Stock Units Account (and any other sub-accounts) determined as hereinafter set forth:

(a)           All amounts credited to the Stock Units Account shall be applied to the crediting of Stock Units.  The number of Stock Units credited to a Participant's Stock Units Account shall equal the dollar amount credited to such account (as determined in Section 3.1 of the Plan) for a given Plan Year divided by the closing sales price of the Company Common Stock as of December 31 of that Plan Year (or if the Company Common Stock is not traded on such date, as of the nearest immediately preceding trading date).  The number of Stock Units shall be rounded to the nearest one-thousandth.  Each Stock Unit shall be deemed to pay cash dividends as if it were one share of Company Stock, and any such deemed dividends will result in the crediting of additional Stock Units to the Stock Units Account on a date selected by the Bank, with the number of Stock Units so credited to be calculated by dividing the amount of the deemed dividend by the closing sales price of the Company Common Stock on the dividend payment date set by the Company.  After the crediting of Stock Units to the Stock Units Account, subsequent fluctuations in the fair market value of the Company Stock shall not result in any change in the number of such Stock Units then credited to the Stock Units Account.

(b)           In the event of any change in the outstanding shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Stock Units Account of each Participant shall be adjusted by the Committee in a reasonable manner to compensate for the change, and any such adjustment by the Committee shall be conclusive and binding for all purposes of the Plan.

ARTICLE V

INVESTMENT OF SUPPLEMENTAL SAVINGS DEFERRED ALLOCATIONS

Amounts credited hereunder to the account of a Participant shall be converted into Stock Units and shall be treated as if they were actually invested in the Company Common Stock.  If  any Company Common Stock is held in a rabbi trust to fund the Bank's obligations under the Plan, the Company Common Stock (i) may not be diversified; (ii) must remain at all times invested in the form of Company Common Stock or common stock units of the Company, as applicable; and (iii) must be distributed solely in the form of whole shares of Common Stock.  A change by a Participant in the investment election applicable to amounts in his or her 401(k) account or ESOP account shall not affect the number of Stock Units held in the Plan.

ARTICLE VI

VESTING; DISTRIBUTIONS

6.1.           Vesting.  The vested portion of a Participant’s account shall be a percentage of the total amount credited to the account determined on the basis of the Participant’s number of “Years of Service” (as defined in the glossary of the 401(k) Plan) according to the following schedule:

Years of Service	Vesting Percentage
Less than 2 years 2 but less than 3 years 3 but less than 4 years 4 but less than 5 years 5 or more years	0% 25% 50% 75% 100%
In determining Years of Service for purposes of vesting under the Plan, Years of Service with the Bank (and its predecessor, The New Haven Savings Bank) prior to the Effective Date shall be included.

Notwithstanding the above vesting schedule, a Participant shall be 100% vested in his account upon (1) the attainment of the “Early Retirement Date” or “Normal Retirement Date” (as defined in the glossary of the 401(k) Plan); (2) Disability; (3) termination or partial termination of this Plan; or (4) a Change in Control.

6.2           Distribution.

(a)           General.  The vested portion of a Participant’s Accumulation Account may not be distributed prior to (a) the Participant’s Disability or death, (b) the first day of the month following the lapse of six months following the Participant’s Separation from Service for reasons other than Disability or death, (c) the time specified in the Participant’s payment election form, or (d) a Change in Control.  The vested portion of amounts credited to a Participant’s Accumulation Account shall be distributed to a Participant at the time and in the manner indicated on the Participant’s payment election form (a copy of which is attached as Appendix B), except that any distribution must be solely in the form of whole shares of Company Common Stock.  Cash will not be distributed in lieu of fractional shares.  The form of benefit payment may be in a single lump sum payment or annual installment payments not in excess of ten years, as specified on a Participant’s payment election form.  If the benefits are to be paid in annual installments, the first annual installment shall be paid on or as soon as practicable following the payment event selected by the Participant (subject to the six-month delay required above if the payment event is a Separation from Service), and all subsequent annual payments shall be paid on the annual anniversary date of the first payment.  Any new payment elections made by a Participant on or after January 1, 2005 shall be made in accordance with this Article VI.  If a Participant elects a form of payment upon more than one payment event, then the first payment event that occurs shall govern how the payment is made.

(b)           Amount of Each Annual Installment.  The dollar amount of each annual installment paid to a Participant or his or her beneficiaries shall be determined by multiplying the value of the Participant’s Accumulation Account as of the close of business on the day preceding such payment by a fraction.  The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be the number of annual installments remaining to be paid to the Participant or his or her beneficiaries, including the annual installment for which the calculation is being made. For example, if a Participant elected to receive 10 annual installments, the amount of the first annual installment shall be 1/10th of the Participant’s Accumulation Account, the second annual installment shall be 1/9th of the then remaining Accumulation Account, and so on.

(c)           Prior Elections.  Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to Section 6.2(d) or 6.2(e) below and such payment election becomes effective as set forth below.  If no payment election was previously made, then the current payment election shall be deemed to be a single lump sum payment as of the first day of the month following the lapse of six months after a Separation of Service.

(d)           Transitional Elections Prior to 2008.  On or before December 31, 2007, if a Participant wishes to change his payment election as to either the time or form of payment or both, the Participant may do so by completing a payment election form approved by the Committee, provided that any such election (i) must be made prior to the Participant’s Separation from Service, (ii) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Committee, (iii) made in 2006 cannot apply to amounts that would otherwise be payable in 2006 and may not cause an amount to be paid in 2006 that would otherwise be paid in a later year, and (iv) made in 2007 cannot apply to amounts that would otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would otherwise be paid in a later year.

(e)           Changes in Payment Elections after 2007.  On or after January 1, 2008, if a Participant wishes to change his or her payment election as to either the time or form of payment or both, the Participant may do so by completing a payment election form approved by the Committee, provided that any such election (i) must be made prior to the Participant’s Separation from Service, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made and accepted by the Committee, and (iv) for payments to be made other than upon death or Disability, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Plan and clause (iv) above, all installment payments under this Plan shall be treated as a single payment.

6.3           Withholding; Payroll Taxes.  The Bank shall withhold from payments made hereunder any taxes required to be withheld from a Participant’s wages under applicable federal, state or local tax laws.

6.4           Payment to Guardian.  If a Plan benefit is payable to a minor or a person declared to be incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor or other person.  The Committee may require proof of incompetence, minority, incapacity or guardianship, as it may deem appropriate prior to distribution of the Plan benefit.  Such distribution shall completely discharge the Committee, the Company and the Bank from all liability with respect to such benefit.

6.5.           Survivor Benefit.  If a Participant should die before distribution of the vested portion of his or her account pursuant to the Plan has been made to him or her, any remaining vested amounts shall be distributed to his or her beneficiary in the method designated by the Participant in writing delivered to the Bank prior to the Participant’s death.  If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, such vested amounts shall be distributed to those persons entitled to receive distributions of the Participant’s account under the 401(k) Plan.  If a Participant has not designated a method of distribution, then the vested portion of the Participant’s account shall be paid in a lump sum as soon as practicable following the date of his death.  The payment to a beneficiary or a deemed beneficiary shall completely discharge the Company and the Bank’s obligations under this Plan.

ARTICLE VII

7.1           Scope of Claims Procedures.  This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1.  If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

7.2           Initial Claim.  The Participant or any beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Bank within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The Bank shall review the claim itself or appoint an individual or an entity to review the claim.

(a)
Initial Decision.  The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Bank or appointee of the Bank prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, with such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(b)	Manner and Content of Denial of Initial Claims. If the Bank denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)	The specific reasons for the denial;

(ii)	A reference to the provision of the Plan upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA, following a denial on review of the initial denial.

7.3           Review Procedures.

(a)
Request For Review.  A request for review of a denied claim must be made in writing to the Bank within sixty (60) days after receiving notice of denial.  The decision upon review will be made within sixty (60) days after the Bank’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review.  A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Bank.  The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b)
Manner and Content of Notice of Decision on Review.  Upon completion of its review of an adverse claim determination, the Bank will give the Claimant, in writing or by electronic notification, a notice containing:

(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant provisions of this Plan on which its decision is based;

(iv)
a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Bank’s files which is relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under Section 502(a) of ERISA; and

(vi)
if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

7.4           Calculation of Time Periods.  For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the procedures of this Plan without regard to whether all the information necessary to make a decision accompanies the claim.  If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

7.5           Legal Action.  If the Bank fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.  A Claimant’s compliance with the foregoing provisions of this Article is a mandatory requisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.

7.6           Review by the Bank.  Notwithstanding anything in this Agreement to the contrary, the Bank may determine, in its sole and absolute discretion, to review any claim for benefits submitted by a Claimant under this Agreement or to delegate its review to a third party, committee or individual.

ARTICLE VIII

ADMINISTRATION OF THE PLAN

8.1.           Administration by the Bank. The Bank shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

8.2.           General Powers of Administration. All provisions set forth in the 401(k) Plan with respect to the administrative powers and duties of the Bank, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan.

ARTICLE IX

AMENDMENT OR TERMINATION

9.1.           Amendment or Termination.  The Bank intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Bank, such amendment or termination is advisable.  Any such amendment or termination shall be made pursuant to a resolution of the Board.  In addition, in the event that the Committee determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that the Plan or payment election form needs to be further amended to comply with Section 409A of the Code, the Committee may amend the Plan or the payment election form to make any changes required for it to comply with Section 409A of the Code.

9.2.           Effect of Amendment or Termination.

(a)           General.                      No amendment or termination of the Plan shall directly or indirectly reduce the vested portion of any account held hereunder as of the effective date of such amendment or termination.  A termination of the Plan will not be a distributable event, except in the three circumstances set forth in Section 9.2(b) below.  No additional credits with respect to Supplemental ESOP Allocations shall be made to the account of a Participant and no additional Years of Service (within the meaning of Section 6.1) shall be credited after termination of the Plan, but the Company or the Bank shall continue to credit gains and losses pursuant to Article IV until the vested balance of the Participant’s account has been fully distributed to the Participant or his beneficiary.

(b)           Termination.  Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 9.2(b).  The Company or the Bank may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code:

(i)
the Plan is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Company and the Bank that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) the Participant and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Company and the Bank irrevocably take all necessary action to terminate the Plan and the other aggregated arrangements;

(ii)
the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Company or the Bank and (1) all arrangements sponsored by the Company and the Bank that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if the Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred; (3) all payments are made within 24 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements; and (4) neither the Company nor the Bank adopts a new arrangement that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date the Company and the Bank take all necessary action to irrevocably terminate the Plan; or

(iii)
the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by the Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

ARTICLE X

GENERAL PROVISIONS

10.1.                      Participant’s Rights Unsecured. To fund its obligations under the Plan, the Bank may elect to form a trust, or to utilize a pre-existing trust, to purchase and hold shares of Company Common Stock, subject to compliance with all applicable tax and securities laws. If the Bank elects to use a trust to fund its obligations under the Plan, a Participant shall have no right to demand the transfer to him of stock or other assets from the Bank or from such trust formed or utilized by the Bank. Any shares of Company Common Stock held in a trust may be distributed to a Participant in payment of part or all of the Bank’s obligations under the Plan. The right of a Participant or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Bank, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Bank.

10.2.                      General Conditions. Nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the 401(k) Plan and the ESOP.

10.3.                      No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Bank or any other person or entity that the assets of the Bank will be sufficient to pay any benefit hereunder.

10.4.                      No Enlargement of Employee Rights.  No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Bank.

10.5.                      Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

10.6.                      Applicable Law. The Plan shall be construed and administered under the laws of the State of Connecticut to the extent such laws are not superseded by federal law.

10.7.                      Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Bank to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Bank may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan therefor.

10.8.                      Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Bank or by the merger or consolidation of the Bank into or with any other company or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 9.2 of the Plan.  Notwithstanding the above, the Plan shall terminate at the same time as the 401(k) Plan or ESOP is terminated and all benefits hereunder shall become payable pursuant to the provisions of Section 9.2 of the Plan.

10.9.                      Unclaimed Benefit.  Each Participant shall keep the Bank informed of his current address and the current address of his designated beneficiary.  The Bank shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Bank within three (3) years after the date on which payment of the Participant’s account may first be made, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Bank is unable to locate any designated beneficiary of the Participant, then the Bank shall have no further obligation to pay any benefit hereunder to such Participant or designated beneficiary and such benefit shall be irrevocably forfeited.

10.10.                      Limitations on Liability.  Notwithstanding any of the preceding provisions of the Plan, neither the Bank nor any individual acting as employee or agent of the Bank shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

10.11                      Gender and Number.  Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed by its duly authorized officers on this 25th day of September 2007.

NEWALLIANCE BANK

Attest:

By: ___________________	By: _____________________________________
Name: Brian S. Arsenault	Name: Peyton Patterson
Title: Executive Vice President and	Title: Chairman, President and Chief
Corporate Secretary	Executive Officer

APPENDIX A

The Board and Bank have designated the following persons as Participants in its 401(k) Plan Supplemental Executive Retirement Plan:

Participant	Effective Date
1. Peyton R. Patterson	April 1, 2004
2. Merrill B. Blanksteen	April 1, 2004
3. Gail E. D. Brathwaite	April 1, 2004
4. Brian S. Arsenault	June 8, 2004
5. Donald T. Chaffee	April 1, 2004
6. Koon-Ping Chan	April 1, 2004
7. J. Edward Diamond	April 1, 2004
8. Paul A. McCraven	April 1, 2004
9. Diane L. Wishnafski	April 1, 2004

APPENDIX B

PAYMENT ELECTION FORM

THE NEWALLIANCE BANK 401(k) PLAN
AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

________________________
Date

I acknowledge receipt of a copy of the 401(k) Plan Amended and Restated Supplemental Executive Retirement Plan (the “Plan”) of NewAlliance Bank (the “Bank”) and understand that the Plan and this Payment Election Form constitute a binding agreement between myself and the Bank.  I further acknowledge that I have no rights to any amounts deferred pursuant to the Plan until the time of distribution pursuant to the provisions of Article VI of the Plan.

This Payment Election Form sets forth below my election as to the timing of payment of the vested portion of my Accumulation Account (as defined in the Plan) under the Plan. All payments under the Plan will be subject to the terms and conditions of the Plan which are incorporated herein by reference.  Any capitalized terms used in this Payment Election Form but not otherwise defined herein shall have the meanings set forth in the Plan.

I acknowledge that my election will apply to all amounts deferred on my behalf under the Plan and can only be changed in a manner which complies with Section 409A of the Internal Revenue Code.  Please note that a distribution of your Stock Units Account will be solely in the form of Company Common Stock (as defined in the Plan).  Cash will not be paid in lieu of fractional shares in order to preserve preferential accounting treatment on behalf of the Plan.

My period of deferral, with respect to amounts deferred under the Plan, shall expire at the earliest time specified below (check as many as apply to you):

G	1.	Upon my Separation from Service, excluding termination due to death or Disability or in connection with a Change in Control, I elect to receive settlement of my Accumulation Account by (check one):

		____	Lump sum distribution on the first day of the month following the lapse of six months after the Separation from Service has occurred; or

		____
Commencement of ____ annual installment payments on the first day of the month following the lapse of six months after the Separation from Service has occurred (up to 10 installment payments permitted).

and/or

G	2.	Upon my termination of employment due to death or Disability, I elect to receive settlement of my Accumulation Account by (check one):

		____	Lump sum distribution as soon as administratively feasible after the occurrence of such event; or

		____	Commencement of ____ annual installment payments as soon as administratively feasible after the occurrence of such event (up to 10 installment payments permitted).
and/or

G	3.	Upon the occurrence of a Change in Control, I elect to receive settlement of my Accumulation Account by (check one):

		____	Lump sum distribution as soon as administratively feasible after the occurrence of such event; or

		____	Commencement of ____ annual installment payments as soon as administratively feasible after the occurrence of such event (up to 10 installment payments permitted).
and/or

G	4.	On ________ ___, 20__, I elect to receive my Accumulation Account by (check one):

		_____	Lump sum settlement; or

		_____	Commencement of ____ annual installment payments (up to 10 installment payments permitted).

I understand that any balance remaining in my Accumulation Account, as of the date of the last distribution to be made to me pursuant to my elections above, will be added to and distributed in said last distribution.

I understand that if I subsequently elect on or after January 1, 2008 to change my payment election to delay the timing of the payment from the timing that I previously elected, then (1) the subsequent election must be made before I have a Separation from Service, (2) the subsequent election cannot take effect until at least 12 months after the date on which the subsequent election is made and accepted by the Committee, (3) the first payment pursuant to the subsequent election (other than elections with respect to death or Disability) shall be deferred for at least five years from the date the payment would otherwise have been made, and (4) the subsequent election must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence.

PARTICIPANT

Signature: _____________________________

Printed Name:_____________________________

The Bank hereby acknowledges the receipt of this
Payment Election Form.

Name: __________________________________

Date Received:_____________________________